Mailstop 3233
                                                          December 17, 2018

Via E-mail
Mr. Thomas E. O'Hern
Senior Executive Vice President and Chief Financial Officer
The Macerich Company
401 Wilshire Boulevard, Suite 700
Santa Monica, California 90401

       Re:      The Macerich Company
                Form 10-K
                Filed February 23, 2018
                File No. 001-12504

Dear Mr. O'Hern:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ Robert F.
Telewicz, Jr.

                                                          Robert F. Telewicz
Jr.
                                                          Branch Chief
                                                          Office of Real Estate
and
                                                          Commodities